Exhibit 5.2

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837

Website: www.tongshang.com

To:	7 Days Group Holdings Limited 10F, 705 GuangzhouDaDaoNan Road Guangzhou, Guangdong 510290 People’s Republic of China

Date:             , 2009

Re: 7 Days Group Holdings Limited

Dear Sir/Madam,

We are qualified attorneys of the People’s Republic of China (“PRC”) and as such are qualified to issue this opinion on the laws of the PRC.

We have acted as the PRC counsel for 7 Days Group Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with Securities and Exchange Commission on November 2, 2009, relating to the offering by the Company of American Depositary Shares (“ADSs”), each of which represents three ordinary shares, par value US$0.125 per share, of the Company and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange (the “NYSE”). We have been requested to give this opinion with regard to the PRC Laws.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

As used herein: (a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, and judicial interpretations of the PRC which are publicly available as the date hereof (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province); (b) “Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province); (c) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by PRC Governmental Agencies under the PRC Laws; and (d) “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of China on August 8, 2006 and all official clarifications, guidance, interpretations or implementation rules in connection with or related to the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, including the guidance and notices issued by the CSRC on September 8 and September 21, 2006.

The opinions contained herein are confined to and given on the basis of the PRC Laws. We do not express or imply any view or opinion on, or in respect of, the laws of any jurisdiction other than those of the PRC. This legal opinion is given on the basis that it will be governed by and construed in accordance with the PRC Laws.

Based on the foregoing, we are of the opinion that:

1.	Incorporation. Each of the wholly-owned subsidiaries set forth in Schedule 1 (the “Wholly-Owned Subsidiaries”) has been duly incorporated in the PRC with limited liability and is validly existing under the laws of the PRC, with full legal person status under the laws of the PRC and its business license is in full force and effect; the articles of association of each Wholly-Owned Subsidiary, the business license and other constituent documents of each Wholly-Owned Subsidiary comply with the requirements of applicable PRC Laws, have been approved by the relevant PRC authorities and are in full force and effect. Each of the joint venture subsidiaries set for in Schedule 1 (the “Joint Venture Subsidiaries,” and together with Wholly-Owned Subsidiaries, the “PRC Subsidiaries”) has been duly incorporated as a joint venture enterprise with limited liability and is validly existing under the PRC Laws, with full legal person status under the PRC Laws and its business license is in full force and effect; the joint venture agreement of each Joint Venture Subsidiary, the business license and other constituent documents of each Wholly-Owned Subsidiary comply with the requirements of applicable PRC Laws, have been approved by the relevant Governmental Agencies and are in full force and effect.

2.

Subsidiaries. Each of the PRC Subsidiaries has full legal right, power and authority (corporate and other) to own, use, lease and operate its properties and other assets and to conduct its business in the manner presently conducted and as described in the

Registration Statement and is duly qualified to transact business in each jurisdiction in which it owns or uses or leases properties, conducts any business or in which such qualification is required. Except as disclosed in the Registration Statement (i) each of the PRC Subsidiaries has all the necessary Governmental Authorizations with any Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Registration Statement; and (ii) each of the PRC Subsidiaries is in compliance with the provisions of all such authorizations, certificates or permits. The control and ownership structure and the business and operations of each of the PRC Subsidiaries as described in the Registration Statement are in compliance with all existing PRC Laws. There are no facts, acts or other things known to us that show any of the Governmental Agencies in the PRC is considering modifying, suspending or revoking any such PRC licenses, consents, authorizations, approvals, certificates or permits.

3.	Capitalization. All of the equity interests in each PRC Subsidiary have been duly authorized and validly issued, are fully paid, non-assessable, legally owned by the persons listed as equity holders set forth in Schedule 2 and, except as disclosed in the Registration Statement, free and clear of any security interests, mortgages, pledges, liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; each PRC Subsidiary has obtained all approvals, authorizations, consents and orders, and has made all filings, which are required under PRC Laws for the ownership interest by the Company of its equity interest in each PRC Subsidiary; and there are no outstanding rights, warrants or options to acquire, nor instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any PRC Subsidiary.

4.	Title to Property and Leased Assets. To the best of our knowledge after due inquiry, each of the PRC Subsidiaries has good and valid title to all of its properties and assets, in each case, free from any liens, mortgages, charges, encumbrances, equities, claims, defects, options, restrictions or other third party rights. Except as disclosed in the Registration Statement, each lease agreement to which such PRC Subsidiary is a party is legally executed, and the leasehold interests of each PRC Subsidiary are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC law. To the best of our knowledge after due inquiry, none of the PRC Subsidiaries owns, operates, manages or has any other right or interest in any other material real property of any kind, except as described in the Registration Statement.

5.	No Violation. None of the PRC Subsidiaries (A) is in violation of its articles of association (B) except as disclosed in the Registration Statement, is in violation of its business licenses, and (C) is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument known to us and to which such PRC Subsidiary is a party or by which it is bound, except in the case of clauses (B) and (C), for the violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

6.	Compliance with PRC Law. Each of the PRC Subsidiaries is currently in compliance with all applicable PRC Law, except as disclosed in the Registration Statement, and the issuance, sale and delivery of the ADSs by the Company as described in the Registration Statement will not conflict with or result in a breach or violation of, the provisions of any applicable PRC law and the regulations.

7.	No proceedings. To the best of our knowledge after due inquiry, except as disclosed in the Registration Statement, there are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC or before or by any Governmental Agencies pending or threatened against, or involving the properties or business of the Company or any PRC Subsidiary or to which any of the properties of any PRC Subsidiary is subject, which, individually or in the aggregate, will have a Material Adverse Effect.

8.	No Winding-up or Liquidation. No winding-up or liquidation proceedings have been commenced against any of the PRC Subsidiaries, and no proceeding has been started for the purpose of, and no judgment has been rendered, declaring any of the PRC Subsidiaries is bankrupt or is in an insolvency proceeding.

9.	Dividends. All dividends and other distributions declared and payable by 7 Days Inn (Shenzhen) Co., Ltd. (“7 Days Shenzhen”) and Guangzhou Seven Software Development Co., Ltd. in Renminbi may under the current PRC Laws be payable in foreign currency and may be freely transferred out of the PRC. Except as disclosed in the Registration Statement, all such dividends will not be subject to withholding or other taxes under the PRC Laws and are otherwise free and clear of any other withholding or deduction in the PRC and may be paid without the necessity of obtaining any Government Authorization except for standard procedures or formalities required by the competent bureau of foreign exchange.

10.	Tax. The statements relating to the preferential tax treatment as set forth in the Registration Statement are true and accurate and such statements did not contain and do not contain an untrue statement of a material fact, and did not omit and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading; and such preferential tax treatments granted by relevant PRC tax authorities are legal and valid under the existing PRC Laws.

11.

Accurate Description of Law and Documents. The statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Background,” “Business,” “Regulation,” “Management,” “Related Party Transactions” and “Enforcement of Civil Liabilities,” in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate, and fairly present or summarize the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements did not contain and do not contain an untrue statement of a material fact, and did not omit and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading. Furthermore, the descriptions of ownership structure of all PRC Subsidiaries in the Registration Statement are true and correct and fairly summarizes documents, agreements or other arrangements referred to therein and such descriptions did not contain and do not contain any untrue statement of a material fact, and did not omit and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

12.	No Sovereign Immunity. Under the laws of the PRC, none of the Company nor its subsidiaries nor any of their respective properties, assets or revenues is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, from attachment prior to or in aid of execution of judgment, or from other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

13.	Trust Arrangements. Except as disclosed in the Registration Statement, the Company’s initial investment in Guangzhou 7 Days Hotel Management Co., Ltd. ( ) (“7 Days Guangzhou”) and Guangzhou 7 Days Inn Co., Ltd. ( ) (“7 Days Inn Guangzhou”) through the initial shareholders of 7 Days Guangzhou and 7 Days Inn Guangzhou respectively (the “Investment”) did not violate any applicable PRC Laws, or any articles of association or bylaws of 7 Days Guangzhou, 7 Days Inn Guangzhou or 7 Days Shenzhen. Except as disclosed in the Registration Statement, the current shareholding structures of 7 Days Guangzhou, 7 Days Inn Guangzhou and 7 Days Shenzhen comply with all applicable PRC Laws; no Governmental Authorizations are required for the current shareholding structures of 7 Days Guangzhou, 7 Days Inn Guangzhou and 7 Days Shenzhen except for those that have already been obtained; and such shareholding structures do not violate any articles of association or bylaws of 7 Days Guangzhou, 7 Days Inn Guangzhou, or 7 Days Shenzhen.

Further, pursuant to an agreement entered into by and between 7 Days Shenzhen and Mr. Nanyan Zheng, Mr. Nanyan Zheng holds 30% of the equity interests in Wuxi Shenglong Hotel Management Co., Ltd. (“Wuxi Shenglong”) on behalf of, and for the benefits of, 7 Days Shenzhen. Such arrangement constitutes a legal, valid and binding obligation of Mr. Nanyan Zheng, does not violate any applicable PRC Laws, and does not violate any articles of association of WuxiShenglong or 7 Days Shenzhen or conflict with any existing contracts or agreements known to us, after due inquiry, to which 7 Days Shenzhen or Mr. Nanyan Zheng is a party.

To the best of our knowledge after due inquiry, except as disclosed in the Registration Statement, there is no other agreement, contract or other document relating to the corporate structure of the PRC Subsidiaries which has not been, to the extent material to the Company, disclosed in the Registration Statement.

14.	M&A Rules. The M&A Rules did not and do not require the Company to obtain the approval of the Ministry of Commernce or the approval of CSRC prior to the issuance and sale of the ADSs, the listing and trading of the ADSs on the NYSE.

15.	Use of Proceeds. The application of the net proceeds to be received by the Company from the offering, as contemplated by the Registration Statement, will not contravene any provision of applicable PRC Laws, or the articles of association, the business license or other constituent documents of any PRC Subsidiary or contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any PRC Subsidiary, or any judgment, order or decree of any Governmental Agency in the PRC.

16.	PRC Laws. All matters of PRC Laws relating to the Company, each PRC Subsidiary and their respective businesses and other statements with respect to or involving PRC Laws set forth in the Registration Statement are correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

17.	Intellectual Property. To the best of our knowledge after due inquiry, none of the PRC Subsidiaries possesses any registered intellectual property except as described in the Registration Statement, and except as disclosed in the Registration Statement, each of the PRC Subsidiaries possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names necessary to carry on the business as currently conducted by such PRC Subsidiary. To the best of our knowledge after due inquiry, the intellectual property rights that any of the PRC Subsidiaries owns or uses in the PRC are not currently infringing or conflicting with any third parties’ rights and no third parties are claiming any infringement of or conflict with their rights. To the best of our knowledge after due inquiry, each of the PRC Subsidiaries has taken all reasonable steps necessary to secure interests in such intellectual property rights from their contractors. To the best of our knowledge after due inquiry, there are no outstanding licenses or agreements of any kind relating to the Intellectual Property of the PRC Subsidiaries that are required to be disclosed in the Registration Statement and are not disclosed in all material respects. To the best of our knowledge after due inquiry, none of the PRC Subsidiaries is a party to or bound by any licenses or agreements with respect to the intellectual property of any other person or entity that are required to be set forth in the Registration Statement and are not disclosed in all material respects.

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

Commerce & Finance Law Offices

Schedule I PRC Subsidiaries

The Wholly-owned Subsidiaries

1.	7 Days Inn(Shenzhen) Co., Ltd.

2.	Guangzhou 7 Days Hotel Management Co., Ltd.

3.	Guangzhou 7 Days Inn Co., Ltd.

4.	Xi’an 7 Days Hotel Management Co., Ltd.

5.	7 Days Speedy Hotel Management(Beijing) Co., Ltd.

6.	Nanjing 7 Days Sabo Hotel Management Co., Ltd.

7.	Fuzhou Gulou District 7 Days Hotel Management Co., Ltd.

8.	Wuhan 7 Days Hotel Management Co., Ltd.

9.	Chengdu 7 Days Hotel Management Co., Ltd.

10.	Foshan 7 Days Inn Co., Ltd.

11.	Nanchang 7 Days Hotel Management Co., Ltd,

12.	Shanghai 7 Days Investment Management Co., Ltd.

13.	Shanghai 7 Days Hotel Management Co., Ltd.

14.	Tianjin 7 Days Hotel Management Co., Ltd.

15.	Ji’nan 7 Days Hotel Management Co., Ltd.

16.	Guiyang 7 Days Hotel Management Co., Ltd.

17.	Guiyang Nanming 7 Days Hotel Management Co., Ltd.

18.	Kunming 7 Days Hotel Management Co., Ltd.

19.	Shenyang 7 Days Hotel Management Co., Ltd.

20.	Nanjing 7 Days Speedy Hotel Management Co., Ltd.

21.	Hefei 7 Days Hotel Management Co., Ltd.

22.	Guangzhou Seven Software Development Company Limited

23.	Guangzhou Sairu Software Development Company Limited

Joint Venture Subsidiaries

1.	Beijing 7 Days Sunshine Hotel Management Co., Ltd.

2.	Beijing 7 Days Impression Hotel Management Co., Ltd.

3.	Shenzhen 7 Days Baoda Hotel Management Co., Ltd.

4.	Shanghai Qijia Hotel Management Co., Ltd.

5.	Beijing 7 Days Four Seasons Hotel Management Co., Ltd.

6.	Wuxi Shenglong Hotel Management Co., Ltd. (by trust)

Schedule II Shareholding Structure of PRC Subsidiaries

7Days Group Holdings Limited
100%
7 Days Inn Group (HK) Limited
100%
Guangzhou Seven Software Development Company Limited
100%
7 Days Inn (Shenzhen) Co., Ltd.
100%
Nanjing 7 Days Sabo Hotel Management Co., Ltd.
70%
Shanghai Qijia Hotel Management Co., Ltd.
100%
Guangzhou 7 Days Hotel Management Co., Ltd.
100%
Fuzhou Gulou District 7 Days Hotel Management Co., Ltd.
100%
Wuhan 7 Days Hotel Management Co., Ltd.
100%
Guangzhou 7 Days Inn Co., Ltd.
100%
7 Days Speedy Hotel Management (Beijing) Co., Ltd.
100%
Chengdou 7 Days Hotel Management Co., Ltd.
100%
Guiyang 7 Days Hotel Management Co., Ltd.
100%
Shanghai 7 Days Investment Management Co., Ltd.
100%
Xi'an 7 Days Hotel Management Co., Ltd.
65%
Shenzhen 7 Days Baoda Hotel Management Co., Ltd.
100%
Tianjin 7 Days Hotel Management Co., Ltd.
100%
Guiyang Nanming 7 Days Hotel Management Co., Ltd.
100%
Kunming 7 Days Hotel Management Co., Ltd.
100%
Nanjing 7 Days Speedy Hotel Management Co., Ltd.
100%
Foshan 7 Days Inn Co., Ltd.
100%
Shenyang 7 Days Hotel Management Co., Ltd.
100%
Hefei 7 Days Hotel Management Co., Ltd.
100%
Guangzhou Saisu Software Development Company Limited
100%
Ji'nan 7 Days Hotel Management Co., Ltd.
100%
Nanchang 7 Days Hotel Management Co., Ltd.
20%
80%
Shanghai 7 Days Hotel Management Co., Ltd.
95%
Beijing 7 Days Sunshine Hotel Management Co., LTd.
70%
Beijing 7 Days Four Seasons Hotel Management Co., Ltd.
70%
Beijing 7 Days Impression Hotel Management Co., Ltd.

In addition, Mr. Nanyan Zheng holds 30% equity interest in Wuxi Shenglong Hotel Management Co., Ldt in trust for the 7 Days Shenzhen.